EXHIBIT 99.1

Leading Identity Theft Protection Company LifeLock Acquires Mobile Wallet Innovator Lemon, Inc.

Leverages Lemon Technology to Launch Free LifeLock Wallet™ App

Tempe, AZ (December 12, 2013) — LifeLock, Inc. (NYSE: LOCK), the leading provider of identity theft protection services, today announced the acquisition of mobile wallet innovator Lemon for approximately $42.6 million in cash. In addition, in connection with the transaction, Lifelock has agreed to issue equity customary for a transaction of this size that will vest over the next three years.

In conjunction with the acquisition, LifeLock also launched a new app that utilizes Lemon technology to help consumers manage and protect their digital identity. This transaction marks the next step in LifeLock’s evolution by adding a comprehensive mobile platform to the company’s integrated identity protection services for consumers.

Downloaded more than 3.6 million times, the Lemon Wallet app allows consumers to easily replicate and store a complete digital copy of their personal wallet contents in one location on their smart device for records backup as well as mobile use of items including credit cards, identification, ATM, insurance, and loyalty cards.

LifeLock CEO Todd Davis said, “The acquisition of Lemon dramatically expands our mobile capabilities, enabling us to launch a robust consumer wallet app in the marketplace on day one. The innovation and expertise from a mobile-first company like Lemon gives us powerful new ways to engage with current and future members.”

The new LifeLock Wallet, available for both iOS and Android devices, offers the same capabilities as Lemon Wallet Plus, at no charge, plus one-touch access to LifeLock’s paid identity protection services. Free features include:

•	A digital copy of credit cards, identification, ATM, insurance, loyalty cards and more so they can be accessed from anywhere

•	A credit card cancellation service in case of wallet loss or theft

•	Credit card balance updates, spending by category and credit card purchase tracking at a transaction level – all in one place to help monitor for fraud

With the addition of a paid LifeLock subscription, members can also view identity fraud alerts on their smart device; utilize LifeLock’s proprietary Not Me® technology to respond in the event of fraudulent activity; receive LifeLock’s Total Service Guarantee providing up to $1 million in professional recovery assistance in the event of identity theft; access LifeLock’s member services team 24/7/365; and, with LifeLock Ultimate™ membership, access their monthly credit score.

“At Lemon, we’ve built our business around digitizing everything in your physical wallet and making it available anywhere and anytime on your smartphone,” said Wences Casares, founder and CEO of Lemon. “Joining forces with LifeLock makes tremendous strategic sense and provides something completely new in the market: a digital wallet combined with a way to help protect it. The new LifeLock Wallet is a big step forward in helping consumers navigate today’s mobile world safely.”

“Whether used for communications, entertainment or commerce, your smart device has become an extension of your personal identity,” said Hilary Schneider, President of LifeLock. “By acquiring Lemon, LifeLock is giving you a convenient way to manage and protect your identity from your mobile phone, allowing you to live freely in an always connected world.”

To download LifeLock Wallet: LifeLock.com/mobile

Share this news on Twitter with #lifelockwallet

Analyst call:

For more financial details for the investment community, there will be a conference call TODAY. The conference call may include forward-looking statements.

When:	TODAY, Thursday, December 12, 2013 at 5AM PT (8AM ET).

Dial in:

To access the call in the United States, please dial (877) 407-3982, and for international callers dial (201) 493-6780. Callers may provide confirmation number 13573224 to access the call more quickly, and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

Webcast:	http://investor.lifelock.com/ (live and replay)

Replay:

A replay of the call will be available via telephone for seven days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (877) 870-5176, and for international callers dial (858) 384-5517 and enter access code 13573224.

About LifeLock

LifeLock, Inc. (NYSE: LOCK) is a leading provider of proactive identity theft protection services for consumers and identity risk and credit worthiness assessment services for enterprises. Leveraging unique data, science and patented technology from ID Analytics, Inc., a wholly-owned subsidiary, LifeLock gains a comprehensive perspective into identity risk to best protect consumers. As part of its commitment to fighting identity theft, LifeLock regularly works with law enforcement officials to better understand identity theft threats and trends.

Media Contacts:

LifeLock:

Kelley Bonsall or Becca Youngs at media@lifelock.com

Matt Marquess

Sparkpr*

Email: matt@sparkpr.com

Direct: 415.321.1874

Margo Mendez-Penate

Sparkpr*

Email: Margo@sparkpr.com

Direct: 646.291.6055